Exhibit 10.1

RELEASE AND SEVERANCE AGREEMENT

This Release and Severance Agreement is made as of July 15, 2004 by and between Trex Company, Inc., a Delaware corporation (“Trex”), and A. Catherine Lawler, residing at 229 Fairfield Drive, Winchester, VA 22602 (“Employee”). The parties, desiring to settle all differences between them, hereby agree as follows:

1.	Termination and Payment of Salary. The parties acknowledge that Employee’s employment with Trex is terminated as of the date first set forth above, thereby discontinuing any employer/employee relationship between Trex and Employee as of that date. Employee will be paid all salary and accrued vacation earned through that date, minus deductions required by law, on the next regularly scheduled pay date, paid by check mailed to Employee’s address listed above.

2.	Severance Pay. In addition to the payment described in Section 1 above, in consideration for Employee entering into this Agreement, Trex shall pay Employee an additional 26 weeks salary, minus deductions required by law, which shall be paid in accordance with Trex’s regular salary payment schedule. Payment shall be made by check mailed to Employee’s address listed above. In addition, Employee’s health insurance coverage with Trex shall be continued during the 26 week period Employee receives severance. Health insurance premiums will be deducted from Employee’s paycheck during this time. Trex shall provide Employee with notice concerning Employee’s rights under COBRA to continue health coverage at Employee’s own expense after conclusion of this period. Trex Company will provide Employee out-placement assistance for a period of six months.

3.	Waiver and Release of Claims.

(a)	Employee on behalf of Employee and any related individuals and entities, and Employee’s heirs, successors and assigns, hereby unconditionally releases and forever discharges Trex and its past and present parents, subsidiaries and divisions, its related or affiliated companies, their predecessors, successors, assigns past and present, and partners, officers, directors, agents, representatives, attorneys, employees or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as “Trex”), from any and all claims, causes of action, charges, debts, liabilities, demands, obligations, promises, acts, agreements, damages and costs of any nature whatsoever, in law or equity, whether known or unknown, (collectively referred to as “claims”) which Employee has or may have against Trex arising up to and including the date of execution of this Agreement, including any and all claims arising out of Employee’s employment and/or termination of employment with Trex.

(b)	Without limiting the general nature of the foregoing waiver and release in subsection (a), Employee acknowledges and agrees that the release and waiver includes, but is not limited to, any statutory, civil or administrative claim, whether arising under any contract, tort, federal, state or local statutes, ordinances or common law, any claim arising under federal, state, and local laws relating to wages and hours or which prohibits discrimination on the basis of race, sex, age, disability or any other form of discrimination, any claim for wrongful termination, and any claim based upon or connected with Employee’s employment with Trex including, but not limited to compensation, benefits, expenses and terms of employment.

(c)	Employee also agrees not to initiate any legal action, charge or complaint against Trex in any forum whatsoever to the extent that such legal action, charge or complaint would relate to matters covered or contemplated by this Agreement, or which is based on events which took place up to the execution hereof. In the event such actions, charges or complaints are asserted in the future by Employee, a material breach of this Agreement shall be deemed to have occurred, entitling Trex, in addition to any remedies available to it under law or equity, the return of the consideration set forth in Section 2 of this Agreement. Employee agrees to pay for any legal fees or costs incurred by Trex as a result of any knowing breach of Employee’s agreement in this subsection (c).

(d)	For purposes of the waiver and release set forth in this section 3 and the covenants contained herein, references to Trex shall include Trex and its officers, directors, employees, agents, representatives, related entities, successors and assigns.

4.	Confidential Information. Employee will not disclose to any person or use for Employee’s own benefit any confidential or proprietary information concerning the customers, suppliers, price lists, catalogs, products, operations, sales techniques or other business related information of Trex. Employee also agrees to fully abide by any confidentiality agreements executed previously. Employee represents that Employee has returned all property and information belonging to Trex and that Employee has not kept any copies nor made or retained any abstracts or notes of such information.

5.

Developments. Employee agrees that all ideas, inventions, trade secrets, know how, documents and data (“Developments”) developed either during, in connection with, or pursuant to Employee’s employment with Trex, shall remain and become the exclusive property of Trex. Employee agrees to provide all reasonable assistance to Trex in perfecting and maintaining its rights to the Developments. Trex shall have the right to use the

Developments for any purpose without any additional compensation to Employee.

6.	Agreement Not to Compete. Employee acknowledges that the principal business of Trex is the manufacture and sale of outdoor wood-alternative products, and Employee agrees that for a period of three years following execution of this Agreement, Employee shall not directly or indirectly, own, manage, operate, control, represent, participate in, or work for any business, firm, corporation, partnership or other entity which engages in the manufacture and sale of outdoor wood-alternative products, in any State of the United States where Trex products were manufactured or sold during the two-year period preceding execution of this Agreement.

7.	No Solicitation of Trex Employees. For a period of two years following execution of this Agreement, Employee agrees not to induce or attempt to influence any employee of Trex to terminate employment with Trex or to enter into any employment or any other business relationship with any other person (including Employee), business, firm, corporation, partnership or other entity.

8.	Further Covenants by Employee. Employee agrees: (a) not to make any public statement or statements concerning Trex, its business objectives, its management practices, or other sensitive information without first receiving Trex’s written approval; and (b) not to take any action which would cause Trex or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Trex’s or any such person’s being held in disrepute by the general public or Trex’s employees, clients, or customers.

9.	Litigation Support. Employee agrees to cooperate with, and assist, Trex in the defense of any claim, lawsuit or action instituted against Trex, where Employee has knowledge or information useful to the defense of the claim, suit or action, such cooperation to include Employee’s appearance as a witness, with or without subpoena, at any hearing, trial or deposition, provided Trex reimburses Employee for reasonable costs of travel and accommodation.

10.	Non-Disclosure. The parties agree that they will not disclose the terms and conditions of this Agreement except in connection with any action to enforce the terms of this Agreement or as necessary to respond to legitimate governmental requests for information or as may be required by law. In addition, any party may reveal the terms of this Agreement to such party’s accountants or attorneys.

11.	No Admission of Liability. The parties agree and understand that neither this Agreement nor anything contained herein shall be construed as an admission by Trex of any liability whatsoever, which liability is expressly denied.

12.	Knowing and Voluntary Waiver. Employee acknowledges that (a) Employee has carefully read and fully understands all the provisions of this Agreement; (b) Employee has been advised to consult an attorney, and that if Employee has not consulted with an attorney Employee has done so voluntarily; (c) Employee has not relied upon any representation or statement, written or oral, not contained herein; and (d) Employee has entered into this Agreement knowingly and voluntarily.

13.	Acknowledgement of Consideration. Employee acknowledges that Employee’s waiver and release of rights and claims, and Employee’s undertaking of agreements and obligations as set forth in this Agreement are in exchange for valuable consideration which Employee would not otherwise be entitled to receive.

14.	Severability. The parties agree that the provisions of this Agreement are divisible and separable so that if any provision or provisions hereof shall be held unreasonable, unlawful or unenforceable, such holding shall not impair or void the remaining provisions of this Agreement. Employee further acknowledges that the covenants on her part contained in this Agreement are reasonable notwithstanding the expense or hardship they may impose on her. Employee further acknowledges that she has received or will receive fair and adequate consideration for making such covenants, and she agrees that if any of the provisions of this Agreement are or become unenforceable, such provisions shall nevertheless remain binding upon her to the fullest extent possible, taking into consideration the purposes and spirit of the Agreement.

15.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

16.	Entire Agreement. The parties agree and understand that no promises, covenants, representations or warranties have been made by any of the parties hereto other than those expressly contained here, and that this Agreement constitutes the entire agreement between the parties. This agreement shall be binding upon and inure to the benefit of Trex and Employee and any of their respective heirs, successors or assigns.

17.

Acknowledgment by Employee. Employee further states that Employee has carefully read this Agreement, including specifically Section 3 hereof (waiver and release of claims), that Employee acknowledges that Employee has been advised by Trex to consult with an attorney prior to executing this Agreement, that Employee knows and understands the contents, that Employee acknowledges that the waiver and release set forth in Section 3 hereof includes a waiver of any right or claim arising under the Age Discrimination in Employment Act, and that Employee executes the same as Employee’s own free act and deed. Employee further represents and agrees that Employee fully understands the terms, conditions, and final and binding effect of this Agreement, including specifically Section 3 hereof (waiver and release of claims), to be a full and final release of all claims with final and binding effect. Employee acknowledges that Employee has been given a period of at least twenty-one (21) days within which to consider this Agreement prior to Employee’s execution thereof. Futhermore, it is agreed that Employee shall have the right to revoke this Agreement by written notice to Trex within the seven (7) day period following its execution, and that this Agreement shall not become effective or enforceable until such seven-day period has expired. In the event this Agreement is revoked by Employee in accordance with provisions of this Section, or in the event that Employee challenges the validity of any of the provisions hereof including specifically Section 3 hereof (waiver and release of claims), Employee agrees to return to Trex all amounts set forth in Section 2 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last entered below:

TREX COMPANY, INC.

By:	/s/ Robert Matheny

/s/ A. Catherine Lawler
A. Catherine Lawler